EnCana concludes settlement with CFTC

CALGARY, Alberta, (July 28, 2003) — EnCana Corporation’s (TSX, NYSE: ECA) indirect, wholly owned U.S. marketing subsidiary, WD Energy Services Inc. (WD), recently concluded a settlement with the U.S. Commodity Futures Trading Commission (CFTC) on a previously disclosed CFTC investigation. The investigation related to alleged inaccurate reporting of natural gas trading information during 2000 and 2001, to energy industry publications, by former employees of WD’s now discontinued Houston-based merchant energy trading operation. Under the terms of the settlement, WD agreed to pay a civil monetary penalty in the amount of US$20 million in full settlement, without admitting or denying the findings in the CFTC’s order. As noted by the CFTC, WD cooperated fully with the CFTC in its investigation.

With respect to this matter, Gwyn Morgan, EnCana’s President & Chief Executive Officer, made the following statement.

“Early in 2002, at the time of the merger creating EnCana, the decision was made to exit the Houston-based merchant energy trading business because EnCana’s management viewed the business as low value added and high risk. WD Energy Services Inc., a subsidiary of the former PanCanadian Energy Corporation, suspended all of its Houston-based merchant energy trading activities and all employees and executives directly associated with the trading operations were terminated. The company has determined that the executives then in charge were not aware of inaccurate reporting alleged in the CFTC order,” Morgan said.

“Following the decision to exit the Houston-based merchant energy business, the CFTC began an investigation into allegations of inaccurate reporting of natural gas and power trading information to energy industry publications during 2000 and 2001, which was well before the existence of EnCana. EnCana is not aware of any evidence that the inaccurate reporting alleged by the CFTC affected any of the price indices compiled by energy industry publications.

“In a recent submission to a U.S. federal court judge, the CFTC identified 18 other energy companies being investigated for false gas price reporting. We are aware of two firms having settled with the CFTC and WD has done the same.

“The business activities of WD that gave rise to the settlement with the CFTC were terminated shortly after EnCana was formed, and WD itself has the financial capacity to pay the settlement. Therefore, it was decided that early settlement of this matter was clearly the best course of action for EnCana. I also want to say that EnCana’s relationship with the CFTC remains one of respect, and we compliment them for their professional and objective work. We will provide no further comment on this matter, as it predates EnCana and has no relevance to our go forward goal of building a principled high performance exploration and production company,” Morgan said.

EnCana will release its second quarter 2003 results on Tuesday, July 29, 2003. The news release will provide consolidated second quarter operating information and financial statements. A conference call and Web cast to discuss the results will be held for the investment community the same day beginning at 11:00 a.m. Mountain Time (1:00 p.m. Eastern Time). To participate, please dial (719) 457-2658 approximately 10 minutes prior to the conference call. An archived recording of the call will be available from approximately 5:00 p.m. on July 29 until midnight August 8, 2003 by dialling (719) 457-0820 or (888) 203-1112 and entering access code 342577.

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A live audio Web cast of the conference call will also be available via EnCana’s Web site, www.encana.com, under Investor Relations. The Web cast will be archived for approximately 90 days.

EnCana Corporation

EnCana is one of the world’s leading independent oil and gas companies with an enterprise value of approximately C$30 billion. EnCana is North America’s largest independent natural gas producer and gas storage operator. Ninety percent of the company’s assets are in four key North American growth platforms. EnCana is the largest producer and landholder in Western Canada and is a key player in Canada’s emerging offshore East Coast basins. Through its U.S. subsidiaries, EnCana is one of the largest gas explorers and producers in the Rocky Mountain states and has a strong position in the deepwater Gulf of Mexico. The company has two key high potential international growth platforms: through its international subsidiaries, EnCana is the largest private sector oil producer in Ecuador and is the operator of a large oil discovery in the U.K. central North Sea. The company also conducts high upside potential New Ventures exploration in other parts of the world. EnCana is driven to be the industry’s high performance benchmark in production cost, per-share growth and value creation for shareholders. EnCana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

ADVISORY — In the interests of providing EnCana shareholders and potential investors with information regarding EnCana, including management’s assessment of EnCana’s and its subsidiaries’ future plans and operations, certain statements contained in this news release are forward-looking statements within the meaning of the “safe harbour” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements in this news release include, but are not limited to: the production and growth potential of EnCana’s various assets and high upside potential exploration.

Readers are cautioned not to place undue reliance on forward-looking statements, as there can be no assurance that the plans, intentions or expectations upon which they are based will occur. By their nature, forward-looking statements involve numerous assumptions, known and unknown risks and uncertainties, both general and specific, that contribute to the possibility that the predictions, forecasts, projections and other forward-looking statements will not occur, which may cause the company’s actual performance and financial results in future periods to differ materially from any estimates or projections of future performance or results expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things: volatility of oil and gas prices; fluctuations in currency and interest rates; product supply and demand; market competition; risks inherent in the company’s marketing operations, including credit risks; imprecision of reserve estimates and estimates of recoverable quantities of oil, natural gas and liquids from resource plays and other sources not currently classified as proved or probable reserves; the company’s ability to replace and expand oil and gas reserves; its ability to generate sufficient cash flow from operations to meet its current and future obligations; its ability to access external sources of debt and equity capital; the timing and the costs of well and pipeline construction; the company’s ability to secure adequate product transportation; changes in environmental and other regulations; political and economic conditions in the countries in which the company operates, including Ecuador; the risk of international war, hostilities, civil insurrection and instability affecting countries in which the company operates and international terrorist threats; risks associated with existing and potential future lawsuits and regulatory actions made against the company; the risk that the anticipated synergies to be realized by the merger of AEC and PCE will not be realized; costs relating to the merger of AEC and PCE being higher than anticipated and other risks and uncertainties described from time to time in the reports and filings made with securities regulatory authorities by EnCana. Although EnCana believes that the expectations represented by such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the foregoing list of important factors is not exhaustive. Furthermore, the forward-looking statements contained in this news release are made as of the date of this news release, and EnCana does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements contained in this news release are expressly qualified by this cautionary statement.

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Further information on EnCana Corporation is available on the company’s Web site, www.encana.com, or by contacting:

FOR FURTHER INFORMATION:

Investor contact:	Media contact:
EnCana Corporate Development
Sheila McIntosh	Alan Boras
Senior Vice-President, Investor Relations	Manager, Media Relations
(403) 645-2194	(403) 645-4747
Greg Kist
Manager, Investor Relations
(403) 645-4737

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